Exhibit 1.1

EXECUTION VERSION

GTY Technology Holdings Inc.

1180 North Town Center Drive, Suite 100

Las Vegas, Nevada 89144

January 9, 2019

Citigroup Global Markets Inc.

As Representative of the several Underwriters

c/o Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Re: Underwriting Agreement

Ladies and Gentlemen:

Reference is made to that certain Underwriting Agreement, dated October 26, 2016 and amended on October 30, 2018, by and among GTY Technology Holdings Inc., a Cayman Islands exempted company (the “Company”), and Citigroup Global Markets Inc., as representative (the “Representative”) of the several underwriters named on Schedule I thereto (the “Underwriting Agreement”). Except as otherwise specifically provided herein, all capitalized terms used herein shall have the meanings ascribed to them in the Underwriting Agreement.

The Underwriting Agreement is hereby amended by this letter agreement (this “Amendment”), effective as of the date first listed above, as follows:

1.                  The first two sentences of Section 2(c) of the Underwriting Agreement are hereby replaced with the following three sentences:

“In addition to the discount from the public offering price represented by the purchase price set forth in the first sentence of Section 2(a) of this Agreement, the Company hereby agrees to pay to the Underwriters a deferred discount of $0.35 per Unit (for both Underwritten Securities and Option Securities) purchased hereunder (the “Deferred Discount”), $3,250,000 of which is payable in cash (the “Cash Portion”) and the balance of which (the “Stock Deferred Discount Amount”) is payable in newly issued Ordinary Shares (the “Stock Portion”), valued for these purposes at $10.00 per share. The Deferred Discount will be paid directly to the Representative, on behalf of the Underwriters, if and when the Company consummates an initial Business Combination, with the Cash Portion paid by the trustee from amounts on deposit in the Trust Account by wire transfer or, if such amounts on deposit in the Trust Account are less than the Cash Portion, by separate wire transfer from the Company in respect of any such deficiency. Notwithstanding the foregoing, in the Company’s sole discretion, the Company may notify the Representative that it wishes to pay cash in lieu of the Stock Portion, in which case the Stock Deferred Discount Amount is subject to downward adjustment, and the amount thereof payable in cash, in accordance with Schedule IV hereto. The Company (including its successor upon consummation of an initial Business Combination) agrees not to publicly disclose the information set forth in Schedule IV hereto without the prior written consent of the Representative, except as required by applicable law, regulation or legal process.”

2.                  Section 3(b) of the Underwriting Agreement is hereby amended to delete the words “, including $16,800,000 of the Deferred Discount,”.

Except as expressly modified herein, all of the terms of the Underwriting Agreement shall remain in full force and effect.

This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York. THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

This Amendment may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

[Signature Page Follows]

If the foregoing is in accordance with your understanding of our agreement, kindly indicate your acceptance in the space provided for that purpose below, whereupon it will become a binding agreement among the Company and the several Underwriters in accordance with its terms.

Very truly yours,

GTY TECHNOLOGY HOLDINGS INC.

By:	/s/ Harry L. You
Name: Harry L. You
Title: President and Chief Financial Officer

The foregoing Amendment

is hereby confirmed and accepted as

of the date first above written.

Citigroup Global Markets Inc.

By:	/s/ Neil Shah
	Name:	Neil Shah
	Title:	Managing Director
For itself and the other several Underwriters named in Schedule I to the Underwriting Agreement.